Exhibit 99.1

Jury Awards Calgon Carbon $10.0 Million

          PITTSBURGH, Jan. 29 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced that a jury awarded the company $10.0 million in a case Calgon Carbon had filed against Progress Capital Holdings, Inc., Florida Progress Corporation, and Potomac Capital Investment Corporation relating to the company’s purchase of the common stock of Advanced Separation Technologies Incorporated (AST) on December 31, 1996.

          Calgon Carbon filed the lawsuit in United States District Court for the Western District of Pennsylvania on January 12, 1998.  The jury award was based on Calgon Carbon’s claim that the defendants negligently represented the financial and operational condition of AST.  The company is seeking to have interest of approximately $5.5 million added to the award.

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

SOURCE  Calgon Carbon Corporation
          -0-                                                     01/29/2007
          /CONTACT:  Gail Gerono of Calgon Carbon Corporation, +1-412-787-6795/
          /Web site:  http://www.calgoncarbon.com/
          (CCC)